CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Registration Statement on Form N-4 (the "Registration Statement") of (1) our reports dated February 5, 2001 relating to the financial statements of Separate Account Nos. 13, 10, 4, 3, 51 and 66 of The Equitable Life Assurance Society of the United States, and (2) our report dated February 5, 2001 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States. We also consent to the references to us under the headings "Condensed Financial Information" and "About Our Independent Accountants" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
New York, New York
April 23, 2001